Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors

APX Group Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of APX Group Holdings, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of APX Group Holdings, Inc. and Subsidiaries at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 20 to the consolidated financial statements, the Company changed its method for presenting debt issuance costs effective January 1, 2016.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 10, 2016

except for Note 20 and Note 21, as to which the date is

July 1, 2016

APX Group Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per-share amounts)

	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$2,559	$10,807
Restricted cash and cash equivalents	—	14,214
Accounts receivable, net	8,060	8,739
Inventories	26,321	36,157
Prepaid expenses and other current assets	10,626	15,454

Total current assets	47,566	85,371
Property and equipment, net	55,274	62,790
Subscriber acquisition costs, net	790,644	548,073
Deferred financing costs, net	6,456	4,071
Intangible assets, net	558,395	703,226
Goodwill	834,416	841,522
Long-term investments and other assets, net	10,893	10,533

Total assets	$2,303,644	$2,255,586

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$52,207	$31,324
Accrued payroll and commissions	38,247	37,979
Accrued expenses and other current liabilities	35,573	28,862
Deferred revenue	34,875	33,226
Current portion of capital lease obligations	7,616	5,549

Total current liabilities	168,518	136,940
Notes payable, net	2,118,112	1,815,068
Revolving line of credit	20,000	20,000
Capital lease obligations, net of current portion	11,171	10,655
Deferred revenue, net of current portion	44,782	32,504
Other long-term obligations	10,530	6,906
Deferred income tax liabilities	7,524	9,027

Total liabilities	2,380,637	2,031,100
Commitments and contingencies (See Note 15)
Stockholders’ (deficit) equity:
Common stock, $0.01 par value, 100 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	627,645	636,724
Accumulated deficit	(672,382)	(393,275)
Accumulated other comprehensive loss	(32,256)	(18,963)

Total stockholders’ (deficit) equity	(76,993)	224,486

Total liabilities and stockholders’ (deficit) equity	$2,303,644	$2,255,586

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Year ended December 31,
	2015	2014	2013
Revenues:
Recurring revenue	$624,989	$537,695	$460,130
Service and other sales revenue	22,700	21,980	39,135
Activation fees	6,032	4,002	1,643

Total revenues	653,721	563,677	500,908
Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	228,315	202,769	164,221
Selling expenses	122,948	107,370	98,884
General and administrative expenses	107,212	126,083	97,177
Depreciation and amortization	244,724	221,324	195,506
Restructuring and asset impairment charges	59,197	—	—

Total costs and expenses	762,396	657,546	555,788

Loss from operations	(108,675)	(93,869)	(54,880)
Other expenses (income):
Interest expense	161,339	147,511	114,476
Interest income	(90)	(1,455)	(1,493)
Other (income) expenses	8,832	(1,779)	(76)
Gain on 2GIG Sale	—	—	(46,866)

Loss before income taxes	(278,756)	(238,146)	(120,921)
Income tax expense	351	514	3,592

Net loss	$(279,107)	$(238,660)	$(124,513)

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year ended December 31,
	2015	2014	2013
Net loss	$(279,107)	$(238,660)	$(124,513)
Other comprehensive loss, net of tax effects:
Foreign currency translation adjustment	(13,293)	(11,333)	(8,558)

Total other comprehensive loss	(13,293)	(11,333)	(8,558)

Comprehensive loss	$(292,400)	$(249,993)	$(133,071)

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity (Deficit)

(In thousands)

	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance, December 31, 2012	—	$708,453	$(30,102)	$928	$679,279
Net loss	—	—	(124,513)	—	(124,513)
Foreign currency translation adjustment	—	—	—	(8,558)	(8,558)
Stock-based compensation	—	1,956	—	—	1,956
Net worth adjustment	—	2,079	—	—	2,079
Cash dividends paid	—	(60,000)	—	—	(60,000)

Balance, December 31, 2013	—	$652,488	$(154,615)	$(7,630)	$490,243
Net loss	—	—	(238,660)	—	(238,660)
Foreign currency translation adjustment	—	—	—	(11,333)	(11,333)
Stock-based compensation	—	1,936	—	—	1,936
Capital contribution	—	32,300	—	—	32,300
Cash dividends paid	—	(50,000)	—	—	(50,000)

Balance, December 31, 2014	—	$636,724	$(393,275)	$(18,963)	$224,486
Net Loss	—	—	(279,107)	—	(279,107)
Foreign currency translation adjustment	—	—	—	(13,293)	(13,293)
Stock-based compensation	—	3,121	—	—	3,121
Escrow adjustment	—	(12,200)	—	—	(12,200)

Balance, December 31, 2015	—	$627,645	$(672,382)	$(32,256)	$(76,993)

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss from continuing operations	$(279,107)	$(238,660)	$(124,513)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Amortization of subscriber acquisition costs	92,994	58,730	22,214
Amortization of customer relationships	125,451	143,578	160,424
Depreciation and amortization of other intangible assets	26,279	19,016	12,868
Amortization of deferred financing costs	9,844	9,251	8,642
Non-cash gain on settlement of Merger-related escrow	(12,200)	—	—
Gain on sale of 2GIG	—	—	(46,866)
(Gain) Loss on sale or disposal of assets	(54)	662	263
Loss on asset impairment	—	3,116	—
Stock-based compensation	3,121	1,936	1,956
Provision for doubtful accounts	14,924	15,656	10,360
Paid in kind interest income	—	—	(1,323)
Non-cash adjustments to deferred revenue	55	181	1,181
Deferred income taxes	(41)	(265)	8,030
Restructuring and asset impairment charges	57,682	—	—
Changes in operating assets and liabilities, net of acquisitions and divestiture:
Accounts receivable	(14,421)	(21,866)	(11,486)
Inventories	18,591	(2,355)	(8,439)
Prepaid expenses and other current assets	1,450	746	2,407
Subscriber acquisition costs – deferred contract costs	(354,867)	(317,538)	(298,328)
Other assets	160	—	—
Accounts payable	21,842	8,481	(2,663)
Accrued expenses and other current liabilities	18,019	(10,895)	22,041
Deferred revenue	14,971	20,589	24,356

Net cash used in operating activities	(255,307)	(309,637)	(218,876)
Cash flows from investing activities:
Subscriber acquisition costs – company owned equipment	(24,740)	(10,580)	(342)
Capital expenditures	(26,982)	(30,500)	(8,973)
Proceeds from the sale of capital assets	480	964	306
Proceeds from the sale of 2GIG, net of cash sold	—	—	144,750
Net cash used in acquisitions	—	(18,500)	(4,272)
Acquisition of intangible assets	(1,363)	(9,649)	—
Proceeds from insurance claims	2,984	—	—
Purchases of short-term investments—other	—	(60,000)	—
Proceeds from sale of short-term investments—other	—	60,069	—
Proceeds from note receivable	—	22,699	—
Change in restricted cash	14,214	14,375	(161)
Investment in preferred stock	—	(3,000)	—
Acquisition of other assets	(208)	(2,162)	(9,645)

Net cash (used in) provided by investing activities	(35,615)	(36,284)	121,663

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows Continued

(In thousands)

	Year ended December 31,
	2015	2014	2013
Cash flows from financing activities:
Proceeds from notes payable	$296,250	$102,000	$457,250
Borrowings from revolving line of credit	271,000	20,000	22,500
Repayments on revolving line of credit	(271,000)	—	(50,500)
Proceeds from sale of subscriber contracts	—	2,261	—
Acquisition of subscriber contracts	—	(2,277)	—
Repayments of capital lease obligations	(6,414)	(6,300)	(7,207)
Deferred financing costs	(5,436)	(2,927)	(10,896)
Payments of dividends	—	(50,000)	(60,000)
Capital contributions	—	32,300	—

Net cash provided by financing activities	284,400	95,057	351,147
Effect of exchange rate changes on cash	(1,726)	(234)	(119)

Net (decrease) increase in cash	(8,248)	(251,098)	253,815
Cash:
Beginning of period	10,807	261,905	8,090

End of period	$2,559	$10,807	$261,905

Supplemental cash flow disclosures:
Income tax paid	$290	$196	$485
Interest paid	$145,647	$137,908	$116,802
Supplemental non-cash investing and financing activities:
Capital lease additions	$11,002	$12,040	$8,905
Capital expenditures included within accounts payable, accrued expenses and other current liabilities	$161	$1,893	$—
Subscriber acquisition costs – company owned assets included within accounts payable and accrued expenses and other current liabilities	$—	$1,719	$27

See accompanying notes to consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1—DESCRIPTION OF BUSINESS

APX Group Holdings, Inc. (“Holdings” or “Parent”), and its wholly-owned subsidiaries, (collectively the “Company”), is one of the largest smart home companies in North America. The Company is engaged in the sale, installation, servicing and monitoring of electronic home security and smart home systems, primarily in the United States and Canada. Holdings, which is wholly-owned by APX Parent Holdco, Inc., which is owned by 313 Acquisition, LLC. APX Parent Holdco, Inc. and APX Group Holdings, Inc. have no operations.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the accompanying consolidated financial statements pursuant to generally accepted accounting principles in the United States (“GAAP”). Preparing financial statements requires the Company to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on the Company’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the Company’s estimates. The results of operations presented herein are not necessarily indicative of the Company’s results for any future period.

During the year ended December 31, 2015, the Company recorded certain out-of-period adjustments totaling $2.0 million, primarily associated with the timing of the recognition of deferred revenue related to 2014 recurring monitoring services. As a result of these adjustments, recurring revenues increased for the year ended December 31, 2015 and deferred revenue decreased by $2.0 million, respectively. The Company evaluated the impact of the out-of-period adjustments and determined that they are immaterial to the consolidated financial statements for the year ended December 31, 2015.

Restructuring and Asset Impairment Charges —Restructuring and asset impairment charges represent expenses incurred in connection with the transition of the Company’s wireless internet business from a 5Ghz to a 60Ghz-based network technology (the “Wireless Restructuring”). These expenses consist of asset impairments, the costs of employee severance, and other contract termination charges. Costs associated with the Wireless Restructuring are measured at their fair value when the liability is incurred. Expenses for one-time termination benefits are recognized at the date the Company notifies the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period. Liabilities related to termination of a contract are measured and recognized at fair value when the contract does not have any future economic benefit to the entity and the fair value of the liability is determined based on the present value of the remaining obligation. The Company expenses all other costs related to an exit or disposal activity as incurred.

Use of Estimates —The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Principles of Consolidation —The accompanying consolidated financial statements include the accounts of APX Group Holdings, Inc. and its subsidiaries, including 2GIG Technologies, Inc. (“2GIG”) as a wholly-owned subsidiary through April 1, 2013, which was the date the Company completed the sale of 2GIG and its subsidiary (the “2GIG Sale”) to Nortek, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Changes in Presentation of Comparative Financial Statements — Certain reclassifications have been made to the Company’s prior period consolidated financial information in order to conform to the current year presentation. These changes did not have a significant impact on the consolidated financial statements.

Revenue Recognition —The Company recognizes revenue principally on three types of transactions: (i) recurring revenue, which includes revenues for monitoring and other automation services of the Company’s subscriber contracts, certain subscriber contracts that have been sold and recurring monthly revenue associated with Vivint Wireless Inc. (“Wireless Internet” or “Wireless”), (ii) service and other sales, which includes services provided on contracts, contract fulfillment revenue, sales of products that are not part of the basic equipment package and revenue from 2GIG up through the date the Company completed the 2GIG Sale, and (iii) activation fees on the Company’s contracts, which are amortized over the expected life of the customer.

Recurring revenue for the Company’s subscriber contracts are billed in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. Costs of providing ongoing recurring services are expensed in the period incurred.

Service and other sales revenue is recognized as services are provided or when title to the products and equipment sold transfers to the customer. Contract fulfillment revenue, included in service and other sales, is recognized when payment is received from customers who cancel their contract in-term. Revenue from sales of products that are not part of the basic equipment package is recognized upon delivery of products.

Activation fees represent upfront one-time charges billed to subscribers at the time of installation and are deferred. These fees are recognized over the estimated customer life of 12 years using a 150% declining balance method, which converts to a straight-line methodology after approximately five years to approximate the anticipated life of the customer.

Through the date of the 2GIG Sale, service and other sales revenue included net recurring services revenue, which was based on back-end services provided by Alarm.com for all panels sold to distributors and direct-sell dealers and subsequently placed in service at end-user locations. The Company received a fixed monthly amount from Alarm.com for each system installed with non-Vivint customers that used the Alarm.com platform.

Subscriber Acquisition Costs —A portion of the direct costs of acquiring new subscribers, primarily sales commissions, equipment, and installation costs, are deferred and recognized over a pattern that reflects the estimated life of the subscriber relationships. The Company amortizes these costs over 12 years using a 150% declining balance method, which converts to straight-line methodology after approximately five years to approximate the anticipated life of the customer. The Company evaluates subscriber account attrition on a periodic basis, utilizing observed attrition rates for the Company’s subscriber contracts and industry information and, when necessary, makes adjustments to the estimated subscriber relationship period and amortization method.

On the consolidated statement of cash flows, subscriber acquisition costs that are comprised of equipment and related installation costs purchased for or used in subscriber contracts in which the Company retains ownership to the equipment are classified as investing activities and reported as “Subscriber acquisition costs – company owned equipment.” All other subscriber acquisition costs are classified as operating activities and reported as “Subscriber acquisition costs – deferred contract costs” on the consolidated statements of cash flows as these assets represent deferred costs associated with the creation of customer contracts.

Cash and Cash Equivalents — Cash and cash equivalents consists of highly liquid investments with remaining maturities when purchased of three months or less.

Restricted Cash and Cash Equivalents —Restricted cash and cash equivalents is restricted for a specific purpose and cannot be included in the general cash account. At December 31, 2015 the Company did not have any restricted cash. At December 31, 2014, the restricted cash and cash equivalents was held by a third-party trustee. Restricted cash and cash equivalents consisted of highly liquid investments with remaining maturities when purchased of three months or less.

Accounts Receivable —Accounts receivable consists primarily of amounts due from customers for recurring monthly monitoring services. The accounts receivable are recorded at invoiced amounts and are non-interest bearing. The gross amount of accounts receivable has been reduced by an allowance for doubtful accounts of $3.5 million and $3.4 million at December 31, 2015 and 2014, respectively. The Company estimates this allowance based on historical collection experience and subscriber attrition rates. When the Company determines that there are accounts receivable that are uncollectible, they are charged off against the allowance for doubtful accounts. As of December 31, 2015 and 2014, no accounts receivable were classified as held for sale. Provision for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations.

The changes in the Company’s allowance for accounts receivable were as follows for the periods ended (in thousands):

	Year ended December 31,
	2015	2014	2013
Beginning balance	$3,373	$1,901	$2,301
Provision for doubtful accounts	14,924	15,656	10,360
Write-offs and adjustments	(14,756)	(14,184)	(10,760)

Balance at end of period	$3,541	$3,373	$1,901

Inventories —Inventories, which comprise smart home and security system equipment and parts are stated at the lower of cost or market with cost determined under the first-in, first-out (FIFO) method. The Company records an allowance for excess and obsolete inventory based on anticipated obsolescence, usage and historical write-offs.

Long-lived Assets and Intangibles —Property and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term for assets under capital leases, whichever is shorter. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from 2 to 10 years. Definite-lived intangible assets are amortized on the straight-line method over the estimated useful life of the asset or in a pattern in which the economic benefits of the intangible asset are consumed. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred. The Company periodically assesses potential impairment of its long-lived assets and intangibles and performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable (See Note 10). In addition, the Company periodically assesses whether events or changes in circumstance continue to support an indefinite life of certain intangible assets or warrant a revision to the estimated useful life of definite-lived intangible assets.

Long-term Investments — The Company’s long-term investments are comprised of cost based investments in other companies as discussed in Note 7. The Company performs impairment analyses of its cost based investments annually, as of October 1, or more often when events occur or circumstances change that would, more likely than not, reduce the fair value of the investment below its carrying value. When indicators of impairment do not exist and certain accounting criteria are met, the Company evaluates impairment using a qualitative approach. As of December 31, 2015, no indicators of impairment existed associated with these cost based investments.

Deferred Financing Costs — Costs incurred in connection with obtaining debt financing are deferred and amortized utilizing the straight-line method, which approximates the effective-interest method, over the life of the related financing. Deferred financing costs incurred with draw downs on APX Group Inc.’s (“APX”) revolving credit facility will be amortized over the amended maturity dates discussed in Note 6. If such financing is paid off or replaced prior to maturity with debt instruments that have substantially different terms, the unamortized costs are charged to expense. Deferred financing costs included in the accompanying consolidated balance sheets at December 31, 2015 and 2014 were $46.7 million and $52.2 million, net of accumulated amortization of $30.9 million and $20.0 million, respectively. Amortization expense on deferred financing costs recognized and included in interest expense in the accompanying consolidated statements of operations, totaled $10.9 million for the year ended December 31, 2015, $10.1 million for the year ended December 31, 2014, and $8.8 million for the year ended December 31, 2013.

Residual Income Plan —The Company has a program that allows third-party sales channel partners to receive additional compensation based on the performance of the underlying contracts they create. The Company calculates the present value of the expected future payments and recognizes this amount in the period the commissions are earned. Subsequent accretion and adjustments to the estimated liability are recorded as interest and operating expense respectively. The Company monitors actual payments and customer attrition on a periodic basis and, when necessary, makes adjustments to the liability. The amount included in accrued payroll and commissions was $0.8 million and $0.4 million as of December 31, 2015 and 2014, respectively, and the amount included in other long-term obligations was $4.3 million and $3.0 million at December 31, 2015 and 2014, respectively, representing the present value of the estimated amounts owed to third-party sales channel partners.

Stock-Based Compensation —The Company measures compensation cost based on the grant-date fair value of the award and recognizes that cost over the requisite service period of the awards (See Note 14).

Advertising Expense —Advertising costs are expensed as incurred. Advertising costs were approximately $25.1 million, $23.6 million, $23.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Income Taxes —The Company accounts for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company recognizes the effect of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Contracts Sold —On March 31, 2014, the Company received approximately $2.3 million in proceeds from the sale of certain subscriber contracts to a third-party. Concurrently, the Company entered into an agreement with the buyer to continue providing billing, monitoring and support services for the contracts that were sold for a period of ten years. As a result of this continuing involvement on the part of the Company in the servicing of the contracts, accounting guidance precluded gain recognition at the time of the sale. Accordingly, the Company treated this transaction as a secured borrowing and recorded a liability for the proceeds received at the time of the sale. On November 24, 2014, the Company repurchased the subscriber contracts from this third-party for $2.3 million and the associated liability was settled. No material gain/loss on the transaction was recognized.

Concentrations of Credit Risk —Financial instruments that potentially subject the Company to concentration of credit risk consist principally of receivables and cash. At times during the year, the Company maintains cash balances in excess of insured limits. The Company is not dependent on any single customer or geographic location. The loss of a customer would not adversely impact the Company’s operating results or financial position.

Concentrations of Supply Risk —As of December 31, 2015, approximately 56% of the Company’s installed panels were 2GIG Go!Control panels and 40% were SkyControl panels. In connection with the 2GIG Sale in April 2013, the Company entered into a five-year supply agreement with 2GIG, pursuant to which they will be the exclusive provider of the Company’s control panel requirements, subject to certain exceptions as provided in the supply agreement. The loss of 2GIG as a supplier could potentially impact the Company’s operating results or financial position.

Fair Value Measurement —Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy:

Level 1: Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

Level 2: Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2015 and 2014.

The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.

Goodwill —The Company conducts a goodwill impairment analysis annually in the fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of the Company’s reporting units may be less than its carrying amount. When indicators of impairment do not exist and certain accounting criteria are met, the Company is able to evaluate goodwill impairment using a qualitative approach. When necessary, the Company’s quantitative goodwill impairment test consists of two steps. The first step requires that the Company compare the estimated fair value of its reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the Company would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. As of December 31, 2015, no indicators of impairment existed other than those discussed in Note 3 related to the Company’s Wireless Internet business.

Foreign Currency Translation and Other Comprehensive Income —The functional currencies of Vivint Canada, Inc. and Vivint New Zealand, Ltd. are the Canadian and New Zealand dollars, respectively. Accordingly, assets and liabilities are translated from their respective functional currencies into U.S. dollars at period-end rates and revenue and expenses are translated at the weighted-average exchange rates for the period. Adjustments resulting from this translation process are classified as other comprehensive (loss) income and shown as a separate component of equity.

When intercompany foreign currency transactions between entities included in the consolidated financial statements are of a long term investment nature (i.e., those for which settlement is not planned or anticipated in the foreseeable future) foreign currency translation adjustments resulting from those transactions are included in stockholders’ (deficit) equity as accumulated other comprehensive loss. When intercompany transactions are deemed to be of a short term nature, translation adjustments are required to be included in the consolidated statement of operations. Beginning in July 2015, we determined that settlement of these intercompany balances was anticipated and therefore these balances are not considered to be long-term investments and any subsequent translation gains or losses are recorded in income. Translation losses related to intercompany balances were $9.4 million, $0 and $0 for the years ended December 31, 2015, 2014, and 2013, respectively.

Letters of Credit —As of December 31, 2015 and 2014, the Company had $5.0 million and $3.0 million, respectively, of letters of credit issued in the ordinary course of business, all of which are undrawn.

New Accounting Pronouncements —In November 2015, the Financial Accounting Standards Board issued authoritative guidance to simplify the presentation of deferred income taxes. Prior to this update, generally accepted accounting principles required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. This update requires deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017 and may be applied prospectively or retrospectively, with early adoption permitted. The Company has elected to early adopt the accounting standard prospectively in the fourth quarter of 2015. As a result, the Company has presented all deferred tax assets and liabilities as noncurrent on the Company’s consolidated balance sheet as of December 31, 2015, but have not reclassified current deferred tax assets and liabilities on the Company’s consolidated balance sheet as of December 31, 2014. There was no impact on the Company’s results of operations as a result of the adoption of the accounting standard update.

In July 2015, the Financial Accounting Standards Board issued authoritative guidance to simplify the measurement of inventory. Prior to this update, generally accepted accounting principles required the measurement of inventory at the lower of cost or market, where market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. This update requires that an entity measure inventory at the lower of cost or net realizable value, where net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017 and should be applied prospectively, with early adoption permitted. The Company plans to adopt this update on the effective date and is not expected to materially impact the consolidated financial statements.

In May 2015, the Financial Accounting Standards Board issued authoritative guidance related to customer’s accounting for fees paid in a cloud computing arrangement and is issued in an attempt to simplify existing generally accepted accounting principles. The update provides guidance to help entities determine whether a cloud computing arrangement includes a software license. This guidance is effective for fiscal years beginning after December 15, 2015, and for interim periods within fiscal years beginning after December 15, 2016 with early adoption permitted. The Company plans to adopt this update on the effective date and is not expected to materially impact the consolidated financial statements.

In April 2015, the Financial Accounting Standards Board issued authoritative guidance (“ASU 2015-03”) to simplify the presentation of debt issuance costs. This update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance is effective for fiscal years beginning after December 15, 2015, and for interim periods within fiscal years beginning after December 15, 2016. Effective January 1, 2016, the Company adopted this standard resulting in a retrospective reduction to deferred financing costs, net by $40.2 million and $48.1 million as of December 31, 2015 and December 31, 2014, respectively, with a corresponding decrease to notes payable, net. This update does not impact the consolidated statements of operations, consolidated statements of comprehensive loss or consolidated statements of cash flows.

In August 2014, the Financial Accounting Standards Board issued authoritative guidance which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. This update is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2016, with early adoption permitted. The Company is evaluating the new guidance and plan to provide additional information about its expected impact at a future date.

In May 2014, the Financial Accounting Standards Board issued authoritative guidance which clarifies the principles used to recognize revenue for all entities. The new guidance requires companies to recognize revenue when it transfers goods or services to a customer in an amount that reflects the consideration to which a company expects to be entitled. The guidance is effective for annual and interim periods beginning after December 15, 2017. The guidance allows for either a “full retrospective” adoption or a “modified retrospective” adoption, however early adoption is not permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

NOTE 3 – RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

During the third quarter of 2015, the board of directors approved a plan to transition the Company’s Wireless Internet business from a 5Ghz to a 60Ghz-based network technology and the Company ceased the build-out of 5Ghz networks and stopped the installation of new customers. The Company expects the shift to the new 60Ghz technology will begin with a set of test installations in 2016.

Restructuring and asset impairment charges were as follows (in thousands):

Year ended December 31, 2015
Asset impairments	$53,228
Contract termination costs	4,767
Employee severance and termination benefits	1,202

Total restructuring and asset impairment charges	$59,197

During the year ended December 31, 2014, the Company did not incur any restructuring and asset impairment charges.

	Asset impairments	Contract termination costs	Employee severance and termination benefits	Total
Accrued restructuring balance as of December 31, 2014	$—	$—	$—	$—
Restructuring and impairment charges	53,228	4,767	1,202	59,197
Cash payments	(10)	(623)	(881)	(1,514)
Non-cash settlements	(53,218)	(190)	—	(53,408)

Accrued restructuring balance as of December 31, 2015	$—	$3,954	$321	$4,275

As a result of this transition, the existing 5Ghz network did not reach full deployment as anticipated and the Company has recorded a non-cash asset impairment charge of $53.2 million during the year ended December 31, 2015. The impairment charge included a write down of the Company’s network assets, subscriber acquisition costs, certain intellectual property and goodwill (See Note 10). Assets related to the 5Ghz network were determined to have no fair value and were fully impaired.

The Company also recorded cash-based restructuring charges of $6.0 million during the year ended December 31, 2015 related to employee severance and termination benefits as well as the write off of certain vendor contracts. The unpaid portion of the restructuring charge is expected to be paid within 12 months and is recorded in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2015.

Additional charges may be incurred in the future for facility-related or other restructuring activities as the Company continues to align resources to meet the needs of the business.

NOTE 4—BUSINESS COMBINATION

Space Monkey Acquisition

On August 25, 2014, the Company’s parent purchased Space Monkey, Inc. (“Space Monkey”), a distributed cloud storage technology solution company, then merged Space Monkey with a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger the Company paid aggregate cash consideration of $15.0 million, of which $1.5 million is held in escrow for indemnification obligations and was settled during 2015. This strategic acquisition was made to support the growth and development of the Company’s smart home platform.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

Net assets acquired from Space Monkey	$404
Deferred tax liability	(1,106)
Intangible assets (See Note 10)	8,300
Goodwill	7,402

Total estimated fair value of the assets acquired and liabilities assumed	$15,000

During the year ended December 31, 2014, the Company incurred costs associated with the Space Monkey acquisition, which were not material, consisting of accounting, legal and professional fees and payments to employees directly associated with the acquisition. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations. During the year ended December 31, 2015, the Company did not incur any costs associated with the Space Monkey acquisition.

Wildfire Acquisition

On January 31, 2014, a wholly-owned subsidiary of the Company completed the purchase of certain assets, and assumed certain liabilities, of Wildfire Broadband, LLC (“Wildfire”). Pursuant to the terms of the asset purchase agreement the Company paid aggregate cash consideration of $3.5 million, of which $0.4 million was held in escrow for indemnification obligations and was settled in early 2015. This strategic acquisition was made to provide the Company access to Wildfire’s existing customers, wireless internet infrastructure and know-how. The associated goodwill is deductible for income tax purposes.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

Net assets acquired from Wildfire	$96
Intangible assets (See Note 10)	2,900
Goodwill	504

Total cash consideration	$3,500

During the year ended December 31, 2014, the Company incurred costs associated with the Wildfire acquisition, which were not material, consisting of accounting, legal and professional fees and payments to employees directly associated with the acquisition. These costs are included in general and administrative expenses in the accompanying audited consolidated statements of operations. During the year ended December 31, 2015, the Company impaired all assets of the Wildfire acquisition as part of the Company’s wireless internet business restructuring (see Note 3).

Smartrove Acquisition

On May 29, 2013, a wholly-owned subsidiary of the Company, Vivint Wireless, Inc. (“Vivint Wireless”), completed a 100% stock acquisition of Smartrove, Inc (“Smartrove”). Pursuant to the terms of the stock purchase agreement, Vivint Wireless acquired the business for aggregate cash consideration of $4.3 million. This strategic acquisition was made to provide Vivint Wireless with full ownership of certain intellectual property used in its operations. The accompanying consolidated financial statements include the financial position and results of operations of Smartrove as a wholly-owned subsidiary from May 29, 2013. The pro forma impact of Smartrove on the Company’s financial position and results of operations for the year ended December 31, 2013 was immaterial.

The associated goodwill is not deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

Net assets acquired from Smartrove—Cash	$3
Deferred income tax liability	(1,533)
Intangible assets (See Note 10)	4,040
Goodwill	1,765

Total fair value of the assets acquired and liabilities assumed	$4,275

During the year ended December 31, 2013, the Company incurred costs associated with the Smartrove Acquisition, which were not material, consisting of accounting, investment banking, legal and professional fees and payments to employees directly associated with the acquisition. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations. During the year ended December 31, 2015, the Company impaired all assets of the Smartrove acquisition as part of the Company’s wireless internet business restructuring (see Note 3).

NOTE 5—DIVESTITURE OF SUBSIDIARY

On April 1, 2013, the Company completed the 2GIG Sale. Pursuant to the terms of the 2GIG Sale, Nortek acquired all of the outstanding common stock of 2GIG for aggregate cash consideration of approximately $148.9 million, including cash, working capital and indebtedness adjustments as provided in the stock purchase agreement. In connection with the 2GIG Sale, the Company entered into a five-year supply agreement with 2GIG, pursuant to which they will be the exclusive provider of the Company’s control panel requirements, subject to certain exceptions as provided in the supply agreement. A portion of the net proceeds from the 2GIG Sale was used to repay $44.0 million of outstanding borrowings under the Company’s revolving credit facility. The terms of the indenture governing the 2020 notes (as defined below), the indenture governing the 2019 notes (as defined below) and the credit agreement governing the revolving credit facility, permitted the Company, subject to certain conditions, to distribute all or a portion of the net proceeds from the 2GIG Sale to the Company’s stockholders. In May 2013, the Company distributed a dividend of $60.0 million from such proceeds to stockholders. The Company’s financial position and results of operations include 2GIG through March 31, 2013.

The following table summarizes the net gain recognized in connection with this divestiture (in thousands):

Adjusted net sale price	$148,871
2GIG assets (including cash of $3,383), net of liabilities	(109,053)
2.0 technology, net of amortization	16,903
Other	(9,855)

Net gain on divestiture	$46,866

NOTE 6—LONG-TERM DEBT

On November 16, 2012, APX issued $1.3 billion aggregate principal amount of notes, of which $925.0 million aggregate principal amount of 6.375% senior secured notes due 2019 (the “2019 notes”) mature on December 1, 2019 and are secured on a first-priority lien basis by substantially all of the tangible and intangible assets whether now owned or hereafter acquired by the Company, subject to permitted liens and exceptions, and $380.0 million aggregate principal amount of 8.75% senior notes due 2020 (the “2020 notes” and together with the 2019 notes, the “notes”), mature on December 1, 2020.

During 2013, APX completed two offerings of additional 2020 notes under the indenture dated November 16, 2012. On May 31, 2013, APX issued $200.0 million of 2020 notes at a price of 101.75% and on December 13, 2013, APX issued an additional $250.0 million of 2020 notes at a price of 101.50%. Blackstone Advisory Partners L.P. (“Blackstone Partners”) participated as one of the initial purchasers of the 2020 notes in each of the May 31, 2013 and December 13, 2013 offerings and received approximately $0.2 million and $0.3 million in fees, respectively, at the time of closing.

On July 1, 2014, APX issued an additional $100.0 million of 2020 notes. In connection with the issuance, Blackstone Partners participated as one of the initial purchasers of the 2020 notes and received approximately $0.1 million in fees at the time of closing.

On October 19, 2015, APX issued $300.0 million aggregate principal amount of 8.875% senior secured notes due 2022 (the “2022 notes’), pursuant to a note purchase agreement dated as of October 19, 2015 in a private placement exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The 2022 notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by APX and each of APX’s existing restricted subsidiaries that guarantee indebtedness under APX’s revolving credit facility and APX’s existing senior secured notes and senior unsecured notes. APX’s existing and future foreign subsidiaries are not expected to guarantee the 2022 notes. The 2022 notes are secured, on a pari passu basis, by the collateral securing obligations under the APX’s existing senior secured notes and the revolving credit facilities, in each case, subject to certain exceptions and permitted liens.

Interest accrues at the rate of 6.375% per annum for the 2019 notes, 8.75% per annum for the 2020 notes and 8.875% per annum for the 2022 notes. Interest on the notes is payable semiannually in arrears on each June 1 and December 1. After December 1, 2015, APX may redeem the notes at the prices and on the terms specified in the applicable indenture. After December 1, 2018, APX may redeem the 2022 notes at the prices and on the terms specified in the note purchase agreement for the 2022 notes.

Revolving Credit Facility

On November 16, 2012, APX Group Holdings, Inc. and the other guarantors entered into a revolving credit facility in the aggregate principal amount of $200.0 million. On June 28, 2013, the Company amended and restated the credit agreement to provide for a new repriced tranche of revolving credit commitments with a lower interest rate. Nearly all of the existing tranches of revolving credit commitments were terminated and converted into the repriced tranche, with the unterminated portion of the existing tranche continuing to accrue interest at the original rate.

On March 6, 2015, APX amended and restated the credit agreement governing the revolving credit facility to provide for, among other things, (1) an increase in the aggregate commitments previously available to APX thereunder from $200.0 million to $289.4 million (“Revolving Commitments”) and (2) the extension of the maturity date with respect to certain of the previously available commitments.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the repriced tranche is currently 2.0% per annum and (b) under the former tranche is currently 3.0% and (2)(a) the applicable margin for LIBOR rate-based borrowings (a) under the repriced tranche is currently 3.0% per annum and (b) under the former tranche is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on the Company meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter. Outstanding borrowings under the amended and restated revolving credit facility are allocated on a pro-rata basis between each Series based on the total Revolving Commitments.

In addition to paying interest on outstanding principal under the revolving credit facility, the Company is required to pay a quarterly commitment fee of 0.50% (which will be subject to one step-down based on the Company meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The Company also pays customary letter of credit and agency fees.

APX is not required to make any scheduled amortization payments under the revolving credit facility. The principal amount outstanding under the revolving credit facility will be due and payable in full on (1) with respect to the non-extended commitments under the Series C Revolving Credit Facility, November 16, 2017 and (2) with respect to the extended commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility, March 31, 2019. As of December 31, 2015, we had $264.4 million of availability to incur secured indebtedness under the revolving credit facility (after giving effect to $5.0 million of outstanding letters of credit and $20.0 million of borrowings).

The Company’s debt at December 31, 2015 had maturity dates of 2017 and beyond and consisted of the following (in thousands):

	Outstanding Principal	Unamortized Premium (Discount)	Unamortized Deferred Financing Costs	Net Carrying Amount
Series C Revolving Credit Facility due 2017	$1,440	$—	$—	$1,440
Series A, B Revolving Credit Facilities due 2019	18,560	—	—	18,560
6.375% Senior Secured Notes due 2019	925,000	—	(20,182)	904,818
8.75% Senior Notes due 2020	930,000	7,060	(18,892)	918,168
8.875% Senior Secured Notes due 2022	300,000	(3,704)	(1,170)	295,126

Total Notes payable	$2,175,000	$3,356	$(40,244)	$2,138,112

The Company’s debt at December 31, 2014 consisted of the following (in thousands):

	Outstanding Principal	Unamortized Premium	Unamortized Deferred Financing Costs	Net Carrying Amount
Revolving credit facility due 2017	$20,000	$—	$—	$20,000
6.375% Senior Secured Notes due 2019	925,000	—	(25,316)	899,684
8.75% Senior Notes due 2020	930,000	8,155	(22,771)	915,384

Total Notes payable	$1,875,000	$8,155	$(48,087)	$1,835,068

NOTE 7—COST BASED INVESTMENTS

During the year ended December 31, 2014, the Company entered into a project agreement with a privately-held company (the “Investee”), whereby the Investee will develop technology for the Company. The Company is not required to make any payments to the Investee for developing the above technology, however, the Company is required to pay the Investee a royalty for any sales of product that include the technology once developed. In connection with the project agreement, the Company also entered into an investment agreement with the Investee, whereby the Company will purchase up to a predetermined number of shares of the Investee. The amount of the investment by the Company in the Investee was $0.3 million as of December 31, 2015. The Company could make up to $1.8 million in additional investments in the Investee, subject to the achievement of certain technology development milestones. These additional investments are expected to occur through December 31, 2016. The Company has determined that the arrangement with the Investee constitutes a variable interest. The Company is not required to consolidate the results of the Investee as the Company is not the primary beneficiary.

On February 19, 2014, the Company invested $3.0 million in a convertible note (“Convertible Note”) of a privately held company (“Investee”) not affiliated with the Company. The Convertible Note had a stated maturity date of February 19, 2015 and bore interest equal to the greater of (a) 0.5% or (b) annual interest rates established for federal income tax purposes by the Internal Revenue Service. The outstanding principal and accrued interest balance of the Convertible Note converted to preferred stock (“preferred stock”) of the Investee on August 29, 2014, under the terms of the agreement.

The Company performs impairment analyses of its cost based investments annually, or more often, when events occur or circumstances change that would, more likely than not, reduce the fair value of the investment below its carrying value. When indicators of impairment do not exist and certain accounting criteria are met, the Company evaluates impairment using a qualitative approach. As of December 31, 2015, no indicators of impairment existed associated with these cost based investments.

NOTE 8—BALANCE SHEET COMPONENTS

The following table presents balance sheet component balances as of December 31, 2015 and December 31, 2014 (in thousands):

	December 31,
	2015	2014
Subscriber acquisition costs
Subscriber acquisition costs	$958,261	$628,739
Accumulated amortization	(167,617)	(80,666)

Subscriber acquisition costs, net	$790,644	$548,073

Long-term investments and other assets
Notes receivable, net of allowance (See Note 16)	$977	$600
Security deposit receivable	6,363	6,606
Investments (See Note 7)	3,486	3,306
Other	67	21

Total long-term investments and other assets, net	$10,893	$10,533

Accrued payroll and commissions
Accrued payroll	$18,071	$16,432
Accrued commissions	20,176	21,547

Total accrued payroll and commissions	$38,247	$37,979

Accrued expenses and other current liabilities
Accrued interest payable	$17,153	$11,695
Loss contingencies	2,504	9,663
Other	15,916	7,504

Total accrued expenses and other current liabilities	$35,573	$28,862

NOTE 9—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,		Estimated Useful Lives
	2015	2014
Vehicles	$26,935	$20,728	3-5 years
Computer equipment and software	21,702	18,069	3-5 years
Leasehold improvements	17,434	13,606	2-15 years
Office furniture, fixtures and equipment	11,776	9,089	7 years
Buildings	702	702	39 years
Wireless Internet Infrastructure	—	3,866	3-5 years
Construction in process	3,837	12,601

	82,386	78,661
Accumulated depreciation and amortization	(27,112)	(15,871)

Net property and equipment	$55,274	$62,790

Property and equipment includes approximately $20.4 million and $20.9 million of assets under capital lease obligations, net of accumulated amortization of $7.0 million and $4.1 million at December 31, 2015 and 2014, respectively. Construction in process includes $0 and $9.8 million of infrastructure associated with the Wireless business as of December 31, 2015 and 2014, respectively. Depreciation and amortization expense on all property and equipment was $16.9 million, $11.3 million and $9.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. Amortization expense relates to assets under capital leases as included in depreciation and amortization expense.

NOTE 10—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014, were as follows (in thousands):

Balance as of January 1, 2014	$836,318
Goodwill resulting from Wildfire acquisition	504
Goodwill resulting from Space Monkey acquisition	7,402
Effect of Foreign Currency Translation	(2,702)

Balance as of December 31, 2014	841,522
Goodwill Impaired due to Wireless Restructuring (see Note 3)	(2,270)
Effect of Foreign Currency Translation	(4,836)

Balance as of December 31, 2015	$834,416

As of December 31, 2015 and December 31, 2014, the Company had a goodwill balance of $834.4 million and $841.5 million, respectively. In connection with the Wireless Restructuring (See Note 3), the Company fully impaired goodwill related to its Wireless Internet business. The resulting impairment charge of $2.3 million is included in restructuring and asset impairment charges on the consolidated statement of operations during the year ended December 31, 2015. Accumulated impairment losses were $2.3 million and $0 as of December 31, 2015 and December 31, 2014, respectively. The remaining change in the carrying amount of goodwill during the year ended December 31, 2015 was the result of foreign currency translation adjustments.

Intangible assets, net

The following table presents intangible asset balances as of December 31, 2015 and 2014 (in thousands):

	December 31,		Estimated Useful Lives
	2015	2014
Definite-lived intangible assets:
Customer contracts	$962,842	$978,776	10 years
2GIG 2.0 technology	17,000	17,000	8 years
Patents	7,524	6,518	5 years
Space Monkey technology	7,100	7,100	6 years
CMS and other technology	7,067	7,067	5 years
Non-compete agreements	1,200	2,000	2-3 years
Wireless internet technologies	—	4,690	2-3 years

	1,002,733	1,023,151
Accumulated amortization	(444,960)	(320,198)

Definite-lived intangible assets, net	557,773	702,953
Indefinite-lived intangible assets:
IP addresses	564	214
Domain names	58	59

Total indefinite-lived intangible assets	622	273

Total intangible assets, net	$558,395	$703,226

Identifiable intangible assets acquired by the Company in connection with the Smartrove acquisition consisted of $4.0 million of Smartrove technology and $0.7 million of other related technologies. Identifiable intangible assets acquired by the Company in connection with the Wildfire acquisition were $2.1 million of customer contracts and $0.8 million associated with non-compete agreements entered into by certain former members of Wildfire management. In connection with the Wireless Restructuring (See Note 3), the Company fully impaired the remaining unamortized definite-lived intangible assets related to its Wireless Internet business. The resulting impairment charge of $2.9 million is included in restructuring and asset impairment charges on the consolidated statement of operations during the year ended December 31, 2015.

Identifiable intangible assets acquired by the Company in connection with the Space Monkey acquisition were $7.1 million of Space Monkey technology and $1.2 million associated with non-compete agreements entered into by certain former members of Space Monkey management.

During the year ended December 31, 2015, the Company acquired $1.4 million of intangibles related to patents, domain names and Internet Protocol (“IP”) addresses.

During the years ended December 31, 2015, 2014 and 2013, respectively, the Company recognized $1.3 million, $1.3 million and $0.1 million of amortization expense related to the capitalized software development costs.

Amortization expense related to intangible assets was $134.8 million, $151.3 million and $164.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Estimated future amortization expense of intangible assets, excluding approximately $0.4 million in patents currently in process, is as follows as of December 31, 2015 (in thousands):

2016	$116,096
2017	100,808
2018	89,277
2019	77,696
2020	66,984
Thereafter	106,526

Total estimated amortization expense	$557,387

NOTE 11—FAIR VALUE MEASUREMENTS

Cash equivalents and restricted cash equivalents are classified as Level 1 as they have readily available market prices in an active market. As of December 31, 2015 the Company held $1,000 of Money market funds classified as level 1 investments. The following summarizes the financial instruments of the Company, measured at fair value on a recurring basis, based on the valuation approach applied to each class of security as of December 31, 2014 (in thousands):

	Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	$1	$1	$—	$—
Restricted cash equivalents:
Money market funds	14,214	14,214	—	—

Total assets	$14,215	$14,215	$—	$—

The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.

Components of long-term debt including the associated interest rates and related fair values (in thousands, except interest rates):

Issuance	December 31, 2015		December 31, 2014		Stated Interest Rate
	Face Value	Estimated Fair Value	Face Value	Estimated Fair Value
2019 Notes	$925,000	$879,906	$925,000	$881,063	6.375%
2020 Notes	930,000	756,788	930,000	792,825	8.75%
2022 Notes	300,000	296,296	—	—	8.875%

Total	$2,155,000	$1,932,990	$1,855,000	$1,673,888	—

The fair value of the 2019 notes, 2020 notes and the 2022 notes was considered a Level 2 measurement as the value was determined using observable market inputs, such as current interest rates as well as prices observable from less active markets.

NOTE 12—FACILITY FIRE

On March 18, 2014, a fire occurred at a facility leased by the company in Lindon, Utah. This facility contained the Company’s primary inventory warehouse and call center operations. Through December 31, 2015, the Company recognized gross expenses related to the fire of $8.3 million, which were primarily related to impairment of damaged assets and recovery costs to maintain business continuity. As of December 31, 2015, the Company had also received insurance recoveries of $8.8 million, related to the fire damage, $3.0 million of which related to the reconstruction of the facility damaged by the fire, and is included within the Company’s cash flows from investing activities in the consolidated statement of cash flows for the year ended December 31, 2015. Insurance recoveries associated with the reconstruction of the damaged facility exceeded its net book value by $0.5 million. These excess insurance recoveries were included in other income as of December 31, 2014. All probable insurance recoveries have been received as of December 31, 2015. Expenses in excess of insurance recoveries during the year ended December 31, 2015 were immaterial.

NOTE 13—INCOME TAXES

APX Group files a consolidated federal income tax return with its wholly-owned subsidiaries.

Income tax provision consisted of the following (in thousands):

	Year ended December 31,
	2015	2014	2013
Current income tax:
Federal	$—	$—	$(579)
State	392	779	(1,351)
Foreign	(1)	—	(145)

Total	391	779	(2,075)
Deferred income tax:
Federal	—	(925)	8,614
State	—	(181)	(1,938)
Foreign	(40)	841	(1,009)

Total	(40)	(265)	5,667

Provision for income taxes	$351	$514	$3,592

The following reconciles the tax expense computed at the statutory federal rate and the Company’s tax expense (in thousands):

	Year ended December 31,
	2015	2014	2013
Computed expected tax expense	$(94,737)	$(81,107)	$(41,113)
State income taxes, net of federal tax effect	259	395	(2,171)
Foreign income taxes	202	1,645	136
Permanent differences	1,980	2,261	1,215
Change in valuation allowance	92,647	77,320	45,525

Provision for income taxes	$351	$514	$3,592

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2015	2014
Gross deferred tax assets:
Net operating loss carryforwards	$642,391	$544,793
Deferred subscriber income	13,722	7,433
Accrued expenses and allowances	15,415	9,474
Purchased intangibles	10,576	4,579
Inventory reserves	9,333	4,156
Property and Equipment	3,257	—
Alternative minimum tax credit and research and development credit	41	41
Valuation allowance	(234,771)	(139,585)

	459,964	430,891
Gross deferred tax liabilities:
Deferred subscriber acquisition costs	(466,783)	(437,595)
Property and equipment	—	(1,715)
Prepaid expenses	(705)	(644)

	(467,488)	(439,954)

Net deferred tax liabilities	$(7,524)	$(9,063)

The long-term portion of the net deferred tax liability was approximately $7.5 million and $9.0 million at December 31, 2015 and 2014, respectively. The current portion of the net deferred tax liability was approximately $0 and $36,000 at December 31, 2015 and 2014, respectively, and is included in accrued expenses and other liabilities on the Company’s Consolidated Balance Sheet as of December 31, 2014.

The Company had net operating loss carryforwards as follows (in thousands):

	December 31,
	2015	2014
Net operating loss carryforwards:
United States	$1,695,386	$1,355,632
State	1,338,742	1,301,462
Canada	28,629	30,688
New Zealand	5,518	4,203

U.S. and state net operating loss carryforwards will begin to expire in 2026, if not used. Included in both the U.S. and state net operating loss carryforwards are approximately $11.5 million and $11.5 million at December 31, 2015 and 2014, respectively of net operating loss carryforwards for which a benefit will be recorded in Additional Paid in Capital when realized. The Company had U.S. research and development credits of approximately $41,000 at December 31, 2015, and December 31, 2014, which begin to expire in 2030.

Canadian net operating loss carryforwards will begin to expire in 2029.

Realization of the Company’s net operating loss carryforwards and tax credits is dependent on generating sufficient taxable income prior to their expiration. Although a portion of these carryforwards are subject to the provisions of Internal Revenue Code Section 382, we have not performed a formal study to determine the amount of the limitation. The use of the net operating loss carryforwards may have additional limitations resulting from future ownership changes or other factors under Section 382 of the Internal Revenue Code.

The Company has considered and weighed the available evidence, both positive and negative, to determine whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Based on available information, management does not believe it is more likely than not that its deferred tax assets will be utilized. Accordingly, the Company has established a valuation allowance to the extent of and equal to the net deferred tax assets. The Company recorded a valuation allowance for U.S. deferred tax assets of approximately $234.8 million and $139.4 million at December 31, 2015 and 2014, respectively. In addition to the change in valuation allowance from operations, the valuation allowance changes include impact of acquisition and disposition related items.

As of December 31, 2015, the Company’s income tax returns for the tax years 2012 through 2015, remain subject to examination by the Internal Revenue Service and state authorities. The Company’s income tax returns for the years ended December 31, 2012 and December 31, 2013 are currently under examination by the Internal Revenue Service.

NOTE 14—STOCK-BASED COMPENSATION

313 Incentive Units

The Company’s indirect parent, 313 Acquisition LLC (“313”), which is wholly owned by the Investors, has authorized the award of profits interests, representing the right to share a portion of the value appreciation on the initial capital contributions to 313 (“Incentive Units”). As of December 31, 2015, a total of 73,962,836 Incentive Units had been awarded to current and former members of senior management and a board member, of which 42,169,456 were issued to the Company’s Chief Executive Officer and President. The Incentive Units are subject to time-based and performance-based vesting conditions, with one-third subject to ratable time-based vesting over a five year period and two-thirds subject to the achievement of certain investment return thresholds by The Blackstone Group, L.P. and its affiliates (“Blackstone”). The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. The fair value of stock-based awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The grant date fair value was determined using a Monte Carlo simulation valuation approach with the following assumptions: expected volatility of 65%; expected exercise term from 5 to 6 years; and risk-free rate of 1.88% to 2.03%.

A summary of the Incentive Unit activity for the years ended December 31, 2015 and 2014 is presented below:

	Incentive Units	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2013	68,459,562	$1.00	9.12	$20,537,869
Granted	7,375,000	1.30
Forfeited	(1,306,620)	1.00
Exercised	—	—

Outstanding, December 31, 2014	74,527,942	$1.03	8.19	$20,145,882
Granted	3,850,000	2.40
Forfeited	(4,415,106)	1.03
Exercised	—	—

Outstanding, December 31, 2015	73,962,836	$1.06	7.31	$104,562,869

Unvested shares expected to vest after December 31, 2015	59,474,350	$1.06	7.34	$83,642,766
Exercisable at December 31, 2015	14,488,486	$1.03	7.18	$20,920,103

As of December 31, 2015, there was $3.9 million of unrecognized compensation expense related to outstanding Incentive Units, which will be recognized over a weighted-average period of 2.1 years. As of December 31, 2015 and 2014, the weighted average grant date fair value of the outstanding incentive units was $0.38 and $0.33, respectively.

Vivint Stock Appreciation Rights

The Company’s subsidiary, Vivint Group, Inc. (“Vivint Group”), has awarded Stock Appreciation Rights (“SARs”) to various levels of key employees. The purpose of the SARs is to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Group. The SARs are subject to time-based and performance-based vesting conditions, with one-third subject to ratable time-based vesting over a five year period and two-thirds subject to the achievement of certain investment return thresholds by 313. The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. In connection with this plan, 18,664,137 SARs were outstanding as of December 31, 2015. In addition, 53,621,143 SARs have been set aside for funding incentive compensation pools pursuant to long-term incentive plans established by the Company. On April 1, 2015, a new plan was created and all issued and outstanding Vivint, Inc. (“Vivint”) SARs were re-granted and all reserved SARs were converted under the new Vivint Group plan. The Company assessed the conversion of the SARs as a modification of equity instruments. The restructuring did not change the fair value of the existing awards and as such, no incremental compensation expense was incurred as a result of the restructuring.

The fair value of the Vivint Group awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes option valuation model with the following assumptions: expected volatility varies from 65% to 70%, expected dividends of 0%; expected exercise term between 1.91 and 6.50 years; and risk-free rates between 0.52% and 2.07%. Due to the lack of historical exercise data, the Company used the simplified method in determining the estimated exercise term, for all Vivint Group awards.

A summary of the SAR activity for the years ended December 31, 2015 and 2014 is presented below:

	Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2013	7,906,250	$1.00	9.55	$2,371,875
Granted	1,290,000	1.30
Forfeited	(2,499,590)	1.04
Exercised	—	—

Outstanding, December 31, 2014	6,696,660	$1.04	8.62	$1,734,748
Converted	3,259,934	0.70	8.62
Granted	11,186,936	1.03
Forfeited	(2,307,172)	0.80
Exercised	(172,221)	0.68

Outstanding, December 31, 2015	18,664,137	$0.87	8.66	$3,628,498

Unvested shares expected to vest after December 31, 2015	16,956,220	$0.89	8.79	$3,041,171
Exercisable at December 31, 2015	1,707,917	$0.73	7.90	$587,327

As of December 31, 2015, there was $1.1 million of unrecognized compensation expense related to outstanding Vivint awards, which will be recognized over a weighted-average period of 3.2 years. As of December 31, 2015 and 2014, the weighted average grant date fair value of the outstanding SARs was $0.25 and $0.44, respectively.

Wireless Stock Appreciation Rights

The Company’s subsidiary, Vivint Wireless, has awarded SARs to various key employees. The purpose of the SARs is to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Wireless. The SARs are subject to a five year time-based ratable vesting period. In connection with this plan, 81,000 SARs were outstanding as of December 31, 2015. The Company does not intend to issue any additional Wireless SARs.

The fair value of the Vivint Wireless awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes option valuation model with the following assumptions: expected volatility of 65%, expected dividends of 0%; expected exercise term between 5.97 and 6.46 years; and risk-free rates between 1.73% and 1.81%. Due to the lack of historical exercise data, the Company used the simplified method in determining the estimated exercise term, for all Vivint Wireless awards.

A summary of the SAR activity for the year ended December 31, 2015 and 2014 is presented below:

	Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2013	70,000	$5.00	9.42	—
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding, December 31, 2014	70,000	$5.00	8.41	—
Granted	11,000	65.84
Forfeited	—	—
Exercised	—	—

Outstanding, December 31, 2015	81,000	$13.26	7.66	—

Unvested shares expected to vest after December 31, 2015	49,700	$14.43	7.69	—
Exercisable at December 31, 2015	31,300	$11.41	7.60	—

As of December 31, 2015, there was $0.2 million of unrecognized compensation expense related to all Vivint Wireless awards, which will be recognized over a weighted-average period of 2.45 years. As of December 31, 2015 and 2014, the weighted average grant date fair value of the outstanding SARs was $6.02 and $2.30, respectively.

Stock-based compensation expense in connection with all stock-based awards for the years ended December 31, 2015, 2014 and 2013 is allocated as follows (in thousands):

	Year ended December 31,
	2015	2014	2013
Operating expenses	$71	$63	$62
Selling expenses	578	185	158
General and administrative expenses	2,472	1,688	1,736

Total stock-based compensation	$3,121	$1,936	$1,956

NOTE 15—COMMITMENTS AND CONTINGENCIES

Indemnification —Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees with respect to certain litigation matters and investigations that arise in connection with their service to the Company. These obligations arise under the terms of its certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.

Legal —The Company is named from time to time as a party to lawsuits arising in the ordinary course of business related to its sales, marketing, the provision of its services and equipment claims. Actions filed against the Company include commercial, intellectual property, customer, and labor and employment related claims, including complaints of alleged wrongful termination and potential class action lawsuits regarding alleged violations of federal and state wage and hour and other laws. In general, litigation can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict, and the costs incurred in litigation can be substantial. The Company believes the amounts provided in its financial statements are adequate in light of the probable and estimated liabilities. Factors that the Company considers in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the matter, the length of time the matter has been pending, the procedural posture of the matter, how the Company intends to defend the matter, the likelihood of settling the matter and the anticipated range of a possible settlement. Because such matters are subject to many uncertainties, the ultimate outcomes are not predictable and there can be no assurances that the actual amounts required to satisfy alleged liabilities from the matters described above will not exceed the amounts reflected in the Company’s financial statements or that the matters will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

The Company regularly reviews outstanding legal claims and actions to determine if reserves for expected negative outcomes of such claims and actions are necessary. The Company had reserves for all such matters of approximately $2.5 million and $9.7 million as of December 31, 2015 and 2014, respectively. In conjunction with one of the settlements, the Company is obligated to pay certain future royalties, based on sales of future products.

Operating Leases —The Company leases office, warehouse space, certain equipment, towers, wireless spectrum, software and an aircraft under operating leases with related and unrelated parties expiring in various years through 2028. The leases require the Company to pay additional rent for increases in operating expenses and real estate taxes and contain renewal options. The Company entered into a lease agreement for its corporate headquarters in 2009. In July 2012, the Company entered into a lease for additional office space for an initial lease term of 15 years. In August 2014, the Company entered into a lease for additional office space for an initial lease term of 11 years. In 2015, the Company entered into lease agreements for towers and wireless spectrum for lease terms between 1 and 10 years.

Total rent expense for operating leases was approximately $15.1 million, $11.0 million and $6.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Capital Leases —The Company also enters into certain capital leases with expiration dates through July 2020. On an ongoing basis, the Company enters into vehicle lease agreements under a Fleet Lease Agreement. The lease agreements are typically 36 month leases for each vehicle and the average remaining life for the fleet is 24 months as of December 31, 2015. As of December 31, 2015 and 2014, the capital lease obligation balance was $18.8 million and $16.2 million, respectively.

As of December 31, 2015, future minimum lease payments were as follows (in thousands):

	Operating	Capital	Total
2016	$17,274	$8,440	$25,714
2017	16,652	8,281	24,933
2018	15,007	3,298	18,305
2019	14,789	30	14,819
2020	13,075	11	13,086
Thereafter	63,188	—	63,188

Amounts representing interest	—	(1,272)	(1,272)

Total lease payments	$139,985	$18,788	$158,773

In addition to the commitments mentioned above, the Company had other off-balance sheet obligations of $69.7 million as of December 31, 2015 that consisted of commitments related to software licenses, marketing activities, and other goods and services.

NOTE 16—RELATED PARTY TRANSACTIONS

Transactions with Vivint Solar

The Company and Vivint Solar, Inc. (“Solar”) have entered into agreements under which the Company subleased corporate office space through October 2014, and provides certain other ongoing administrative services to Solar. During the year ended December 31, 2015 and 2014, the Company charged $7.1 and $8.5 million, respectively of general and administrative expenses to Solar in connection with these agreements. The balance due from Solar in connection with these agreements and other expenses paid on Solar’s behalf was $1.9 million and $2.1 million at December 31, 2015 and December 31, 2014, respectively, and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

On December 27, 2012, the Company executed a Subordinated Note and Loan Agreement with Solar. The terms of the agreement stated that Solar may borrow up to $20.0 million, bearing interest on the outstanding balance at an annual rate of 7.5%, which interest was due and payable semi-annually on June 1 and December 1 of each year commencing on June 1, 2013. On October 10, 2014, in connection with the completion of its initial public offering, Solar repaid loans to APX, the Company’s wholly-owned subsidiary, and to the Company’s parent entity. The Company’s parent entity, in turn, returned a portion of such proceeds to APX as a capital contribution. These transactions resulted in the receipt by APX of an aggregate amount of $55.0 million. These variable interests represent the Company’s maximum exposure to loss from direct involvement with Solar.

Also in connection with Solar’s initial public offering, the Company entered into a number of agreements with Solar related to services and other support that it has provided and will provide to Solar including:

•	A Master Intercompany Framework Agreement which establishes a framework for the ongoing relationship between the Company and Solar and contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution;

•	A Non-Competition Agreement in which the Company and Solar each define their current areas of business and their competitors, and agree not to directly or indirectly engage in the other’s business for three years;

•	A Transition Services Agreement pursuant to which the Company will provide to Solar various enterprise services, including services relating to information technology and infrastructure, human resources and employee benefits, administration services and facilities-related services;

•	A Product Development and Supply Agreement pursuant to which one of Solar’s wholly owned subsidiaries will, for an initial term of three years, subject to automatic renewal for successive one-year periods unless either party elects otherwise, collaborate with the Company to develop certain monitoring and communications equipment that will be compatible with other equipment used in Solar’s energy systems and will replace equipment Solar currently procures from third parties;

•	A Marketing and Customer Relations Agreement which governs various cross-marketing initiatives between the Company and Solar, in particularly the provision of sales leads from each company to the other; and

•	A Trademark License Agreement pursuant to which the licensor, a special purpose subsidiary majority-owned by the Company and minority-owned by Solar, will grant Solar a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services.

On July 20, 2015, Vivint entered into a letter agreement with Solar and SunEdison, Inc., a Delaware corporation (“SunEdison”) in connection with Solar’s entrance into an Agreement and Plan of Merger with SunEdison and the other parties thereto pursuant to which a newly-formed wholly-owned subsidiary of SunEdison will merge with and into Solar, with Solar surviving as a wholly-owned subsidiary of SunEdison (the “Solar Merger”). Pursuant to the Letter Agreement, the parties agreed, among other things, to (i) subject to the finalization and execution of a transitional trademark license regarding Solar’s continued use of the “Vivint Solar” trademark for a limited duration for purposes of phase-out use following the consummation of the Solar Merger, terminate the Trademark License Agreement between Vivint Solar Licensing, LLC and Solar, dated September 30, 2014, (ii) terminate the Product Development and Supply Agreement between Vivint Solar Developer, LLC and Vivint, dated September 30, 2014, (iii) terminate the covenants of non-competition in the Non-Competition Agreement between Solar and Vivint, dated September 30, 2014, in each case effective as of the consummation of the Solar Merger and (iv) terminate Schedule 3 to the Marketing and Customer Relations Agreement between Vivint Solar Developer, LLC and Vivint, dated September 30, 2014. The parties also agreed to negotiate in good faith regarding the termination or amendment of certain other agreements between Solar, Vivint, and certain of their respective subsidiaries. On March 7, 2016, Solar terminated the Agreement and Plan of Merger relating to the Solar Merger. Accordingly, pursuant to its terms, the Letter Agreement also terminated on March 7, 2016.

Other Related-party Transactions

On September 3, 2014, APX paid a dividend in the amount of $50.0 million to Holdings, its sole stockholder, which in turn paid a dividend in the amount of $50.0 million to its stockholders.

The Company incurred additional expenses during the years ended December 31, 2015, 2014 and 2013 of approximately $2.5 million, $3.1 million, $3.1 million, respectively, for other related-party transactions including contributions to the charitable organization Vivint Gives Back, legal fees, and services. Accrued expenses and other current liabilities at December 31, 2015 and 2014, included a payable to Vivint Gives Back for $1.7 million and $1.3 million, respectively.

On November 16, 2012, the Company was acquired by an investor group comprised of certain investment funds affiliated with Blackstone Capital Partners VI L.P., and certain co-investors and management investors through certain mergers and related reorganization transactions (collectively, the “Merger”). At the time of the Merger, a portion of the purchase price was placed in escrow to cover potential adjustments to the total purchase consideration associated with certain indemnities and adjustments to tangible net worth. In April 2015, the parties to the Merger reached an agreement regarding the amount to be paid from escrow. As the Company had previously recorded expenses related to these pre-merger costs, this agreement resulted in a reduction to general and administrative expenses of $12.2 million, with the offset to additional paid-in capital.

In connection with the Merger, the Company entered into a support and services agreement with Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone. Under the support and services agreement, the Company paid BMP, at the closing of the Merger, a transaction fee of approximately $20 million as consideration for BMP’s performance of due diligence investigations, financial and structural analysis, providing corporate strategy and other advice and negotiation assistance in connection with the Merger. In addition, the Company engaged BMP to provide monitoring, advisory and consulting services on an ongoing basis. In consideration for these services, the Company agreed to pay an annual monitoring fee equal to the greater of (i) a minimum base fee of $2.7 million subject to adjustments if the Company engages in a business combination or disposition that is deemed significant and (ii) the amount of the monitoring fee paid in respect of the immediately preceding fiscal year, without regard to any post-fiscal year “true-up” adjustments as determined by the agreement. The Company incurred expenses of approximately $3.6 million, $3.2 million and $2.9 million during the years ended December 31, 2015, 2014 and 2013, respectively, in connection with this agreement.

Under the support and services agreement, the Company also engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. BMP will invoice the Company for such services based on the time spent by the relevant personnel providing such services during the applicable period but in no event shall the Company be obligated to pay more than $1.5 million during any calendar year.

Long-term investments and other assets, includes amounts due for non-interest bearing advances made to employees that are expected to be repaid in excess of one year. Amounts due from employees as of both December 31, 2015 and 2014, amounted to approximately $0.3 million. As of December 31, 2015 and 2014, this amount was fully reserved.

Prepaid expenses and other current assets at December 31, 2015 and 2014 included a receivable for $0.2 million and $0.3 million, respectively, from certain members of management in regards to their personal use of the corporate jet.

From time to time, the Company does business with a number of other companies affiliated with Blackstone.

Transactions involving related parties cannot be presumed to be carried out at an arm’s-length basis.

NOTE 17—SEGMENT REPORTING AND BUSINESS CONCENTRATIONS

Prior to the 2GIG Sale on April 1, 2013, the Company conducted business through two operating segments, Vivint and 2GIG. These segments were managed and evaluated separately by management due to the differences in their products and services. The primary source of revenue for the Vivint segment is generated through monitoring services provided to subscribers, in accordance with their subscriber contracts. The primary source of revenue for the 2GIG segment was through the sale of electronic security and automation systems to security dealers and distributors, including Vivint. Fees and expenses charged by 2GIG to Vivint, related to intercompany purchases, were eliminated in consolidation. Since the 2GIG Sale, the Company has conducted business through the Vivint operating segment.

For the years ended December 31, 2015 and 2014, the Company conducted business through one operating segment, Vivint. The following table presents a summary of revenue, costs and expenses and assets as of December 31, 2013 (in thousands):

	Vivint	2GIG	Eliminations	Consolidated Total
Revenues	$483,401	$60,220	$(42,713)	$500,908
All other costs and expenses	536,502	52,200	(32,914)	555,788

(Loss) income from operations	$(53,101)	$8,020	$(9,799)	$(54,880)

Intangible assets, including goodwill	$1,677,032	$—	$—	$1,677,032

Total assets	$2,303,644	$—	$—	$2,303,644

The Company primarily operates in three geographic regions: United States, Canada and New Zealand. The operations in New Zealand are considered immaterial and reported in conjunction with the United States. Revenues and long-lived assets by geographic region were as follows (in thousands):

	United States	Canada	Total
As of and for the
Year ended December 31, 2015
Revenue from external customers	$602,418	$51,303	$653,721
Property and equipment, net	55,103	171	55,274
Year ended December 31, 2014
Revenue from external customers	$529,521	$34,156	$563,677
Property and equipment, net	62,368	422	62,790
Year ended December 31, 2013
Revenue from external customers	$474,344	$26,564	$500,908
Property and equipment, net	35,220	598	35,818

NOTE 18—EMPLOYEE BENEFIT PLAN

Beginning March 1, 2010, Vivint and 2GIG offered eligible employees the opportunity to defer a percentage of their earned income into company-sponsored 401(k) plans. No matching contributions were made to the plans for the years ended December 31, 2015 and 2014. 2GIG made matching contributions to the plan in the amount of $36,000 for the year ended December 31, 2013.

NOTE 19—GUARANTOR AND NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The 2019 notes, 2020 notes and the 2022 notes were issued by APX. The 2019 notes, 2020 notes and the 2022 notes are fully and unconditionally guaranteed, jointly and severally by Holdings and each of APX’s existing and future material wholly-owned U.S. restricted subsidiaries. APX’s existing and future foreign subsidiaries are not expected to guarantee the notes.

Presented below is the consolidating financial information of APX, subsidiaries of APX that are guarantors (the “Guarantor Subsidiaries”), and APX’s subsidiaries that are not guarantors (the “Non-Guarantor Subsidiaries”) as of and for the years ended December 31, 2015, 2014 and 2013. The audited consolidating financial information reflects the investments of APX in the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet

December 31, 2015

(In thousands)

		APX	Guarantor	Non-Guarantor
	Parent	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets	$—	$2,537	$91,555	$6,540	$(53,066)	$47,566
Property and equipment, net	—	—	55,012	262	—	55,274
Subscriber acquisition costs, net	—	—	728,547	62,097	—	790,644
Deferred financing costs, net	—	6,456	—	—	—	6,456
Investment in subsidiaries	—	2,070,404	—	—	(2,070,404)	—
Intercompany receivable	—	—	22,398	—	(22,398)	—
Intangible assets, net	—	—	519,301	39,094	—	558,395
Goodwill	—	—	809,678	24,738	—	834,416
Long-term investments and other assets	—	106	10,880	13	(106)	10,893

Total Assets	$—	$2,079,503	$2,237,371	$132,744	$(2,145,974)	$2,303,644

Liabilities and Stockholders’ Equity
Current liabilities	$—	$18,384	$143,896	$59,304	$(53,066)	$168,518
Intercompany payable	—	—	—	22,398	(22,398)	—
Notes payable and revolving line of credit, net of current portion	—	2,138,112	—	—	—	2,138,112
Capital lease obligations, net of current portion	—	—	11,169	2	—	11,171
Deferred revenue, net of current portion	—	—	40,960	3,822	—	44,782
Accumulated losses of investee	76,993	—	—	—	(76,993)	—
Other long-term obligations	—	—	10,530	—	—	10,530
Deferred income tax liability	—	—	106	7,524	(106)	7,524
Total equity	(76,993)	(76,993)	2,030,710	39,694	(1,993,411)	(76,993)

Total liabilities and stockholders’ equity	$—	$2,079,503	$2,237,371	$132,744	$(2,145,974)	$2,303,644

Condensed Consolidating Balance Sheet

December 31, 2014

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets	$—	$9,435	$109,996	$6,626	$(40,686)	$85,371
Property and equipment, net	—	—	62,271	519	—	62,790
Subscriber acquisition costs, net	—	—	500,916	47,157	—	548,073
Deferred financing costs, net	—	4,071	—	—	—	4,071
Investment in subsidiaries	224,486	2,057,857	—	—	(2,282,343)	—
Intercompany receivable	—	—	34,000	—	(34,000)	—
Intangible assets, net	—	—	645,558	57,668	—	703,226
Goodwill	—	—	811,947	29,575	—	841,522
Long-term investments and other assets	—	184	10,502	31	(184)	10,533

Total Assets	$224,486	$2,071,547	$2,175,190	$141,576	$(2,357,213)	$2,255,586

Liabilities and Stockholders’ Equity
Current liabilities	$—	$11,993	$119,285	$46,348	$(40,686)	$136,940
Intercompany payable	—	—	—	34,000	(34,000)	—
Notes payable and revolving line of credit, net of current portion	—	1,835,068	—	—	—	1,835,068
Capital lease obligations, net of current portion	—	—	10,646	9	—	10,655
Deferred revenue, net of current portion	—	—	29,438	3,066	—	32,504
Other long-term obligations	—	—	6,497	409	—	6,906
Deferred income tax liability	—	—	107	9,104	(184)	9,027
Total equity	224,486	224,486	2,009,217	48,640	(2,282,343)	224,486

Total liabilities and stockholders’ equity	$224,486	$2,071,547	$2,175,190	$141,576	$(2,357,213)	$2,255,586

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Year Ended December 31, 2015

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$622,507	$34,022	$(2,808)	$$653,721
Costs and expenses	—	—	730,322	34,882	(2,808)	762,396

Loss from operations	—	—	(107,815)	(860)	—	(108,675)
Loss from subsidiaries	(279,107)	(118,885)	—	—	397,992	—
Other (expense) income, net	—	(160,222)	(9,763)	(96)	—	(170,081)

Loss before income tax expenses	(279,107)	(279,107)	(117,578)	(956)	397,992	(278,756)
Income tax expense (benefit)	—	—	392	(41)	—	351

Net loss	$(279,107)	$(279,107)	$(117,970)	$(915)	$397,992	$(279,107)

Other comprehensive loss, net of tax effects:
Net loss	$(279,107)	$(279,107)	$(117,970)	$(915)	$397,992	$(279,107)
Foreign currency translation adjustment	—	(13,293)	2	(13,294)	13,292	(13,293)

Total other comprehensive loss	—	(13,293)	2	(13,294)	13,292	(13,293)

Comprehensive loss	$(279,107)	$(292,400)	$(117,968)	$(14,209)	$411,284	$(292,400)

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Year Ended December 31, 2014

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$530,888	$35,911	$(3,122)	$563,677
Costs and expenses	—	—	623,124	37,544	(3,122)	657,546

Loss from operations	—	—	(92,236)	(1,633)	—	(93,869)
Loss from subsidiaries	(238,660)	(93,850)	—	—	332,510	—
Other income (expense), net	—	(145,917)	1,676	(36)	—	(144,277)

Loss before income tax expenses	(238,660)	(239,767)	(90,560)	(1,669)	332,510	(238,146)
Income tax expense (benefit)	—	(1,107)	779	842	—	514

Net loss	$(238,660)	$(238,660)	$(91,339)	$(2,511)	$332,510	$(238,660)

Other comprehensive loss, net of tax effects:
Net loss	$(238,660)	$(238,660)	$(91,339)	$(2,511)	$332,510	$(238,660)
Foreign currency translation adjustment	—	(11,333)	(6,895)	(4,438)	11,333	(11,333)

Total other comprehensive loss	—	(11,333)	(6,895)	(4,438)	11,333	(11,333)

Comprehensive loss	$(238,660)	$(249,993)	$(98,234)	$(6,949)	$343,843	$(249,993)

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the year ended December 31, 2013

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$476,168	$27,790	$(3,050)	$500,908
Costs and expenses	—	—	527,403	31,435	(3,050)	555,788

(Loss) income from operations	—	—	(51,235)	(3,645)	—	(54,880)
(Loss) income from subsidiaries	(124,513)	(57,752)	—	—	182,265	—
Other income (expense), net	—	(66,867)	906	(80)	—	(66,041)

(Loss) income from continuing operations before income tax expense	(124,513)	(124,619)	(50,329)	(3,725)	182,265	(120,921)
Income tax (benefit) expense	—	(106)	4,853	(1,155)	—	3,592

Net (loss) income	$(124,513)	$(124,513)	$(55,182)	$(2,570)	$182,265	$(124,513)

Other comprehensive (loss) income, net of tax effects:
Net (loss) income before non-controlling interests	$(124,513)	$(124,513)	$(55,182)	$(2,570)	$182,265	$(124,513)
Foreign currency translation adjustment	—	(8,558)	(4,641)	(3,917)	8,558	(8,558)

Comprehensive loss	$(124,513)	$(133,071)	$(59,823)	$(6,487)	$190,823	$(133,071)

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2015

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash used in operating activities	$—	$(1,052)	$(267,327)	$13,072	$—	$(255,307)
Cash flows from investing activities:
Subscriber acquisition costs – company owned equipment	—	—	(23,641)	(1,099)	—	(24,740)
Capital expenditures	—	—	(26,941)	(41)	—	(26,982)
Proceeds from the sale of subsidiary	—	—	—	—	—	—
Proceeds from sale of capital assets	—	—	480	—	—	480
Investment in subsidiary	—	(296,895)	—	—	296,895	—
Acquisition of intangible assets	—	—	(1,363)	—	—	(1,363)
Proceeds from insurance claims	—	—	2,984	—	—	2,984
Net cash used in acquisitions	—	—	—	—	—	—
Investment in marketable securities	—	—	—	—	—	—
Proceeds from marketable securities	—	—	—	—	—	—
Proceeds from note receivable	—	—	—	—	—	—
Change in restricted cash	—	—	14,214	—	—	14,214
Investment in convertible note	—	—	—	—	—	—
Other assets	—	—	(208)	—	—	(208)

Net cash used in investing activities	—	(296,895)	(34,475)	(1,140)	296,895	(35,615)
Cash flows from financing activities:
Proceeds from notes payable	—	296,250	—	—	—	296,250
Borrowings from revolving line of credit	—	271,000	—	—	—	271,000
Repayment of revolving line of credit		(271,000)				(271,000)
Intercompany receivable	—		11,601	—	(11,601)	—
Intercompany payable	—	—	296,895	(11,601)	(285,294)	—
Proceeds from contract sales	—	—		—	—	—
Acquisition of contracts	—	—		—	—	—
Repayments of capital lease obligations	—	—	(6,402)	(12)	—	(6,414)
Deferred financing costs	—	(5,436)	—	—	—	(5,436)
Capital contribution	—	—	—	—	—	—
Payment of dividends	—	—	—	—	—	—

Net cash provided by (used in) provided by financing activities	—	290,814	302,094	(11,613)	(296,895)	284,400
Effect of exchange rate changes on cash	—	—	—	(1,726)	—	(1,726)

Net increase (decrease) in cash	—	(7,133)	292	(1,407)	—	(8,248)
Cash:
Beginning of period	—	9,432	(2,233)	3,608	—	10,807

End of period	$—	$2,299	$(1,941)	$2,201	$—	$2,559

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2014

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$50,000	$(894)	$(318,734)	$9,991	$(50,000)	$(309,637)
Cash flows from investing activities:
Subscriber acquisition costs – company owned equipment	—	—	(10,580)	—	—	(10,580)
Capital expenditures	—	—	(30,315)	(185)	—	(30,500)
Proceeds from the sale of subsidiary	—	—	—	—	—	—
Proceeds from sale of capital assets	—	—	964	—	—	964
Investment in subsidiary	(32,300)	(340,024)	—	—	372,324	—
Acquisition of intangible assets	—	—	(9,649)	—	—	(9,649)
Net cash used in acquisitions	—	—	(18,500)	—	—	(18,500)
Investment in marketable securities	—	(60,000)	—	—	—	(60,000)
Proceeds from marketable securities	—	60,069	—	—	—	60,069
Proceeds from note receivable	—	—	22,699	—	—	22,699
Change in restricted cash	—	—	14,375	—	—	14,375
Investment in convertible note	—	—	(3,000)	—	—	(3,000)
Other assets	—	—	(2,153)	(9)	—	(2,162)

Net cash used in investing activities	(32,300)	(339,955)	(36,159)	(194)	372,324	(36,284)
Cash flows from financing activities:
Proceeds from notes payable	—	102,000	—	—	—	102,000
Borrowings from revolving line of credit	—	20,000	—	—	—	20,000
Intercompany receivable	—	—	10,658	—	(10,658)	—
Intercompany payable	—	—	340,024	(10,658)	(329,366)	—
Proceeds from contract sales	—	—	2,261	—	—	2,261
Acquisition of contracts	—	—	(2,277)	—	—	(2,277)
Repayments of capital lease obligations	—	—	(6,297)	(3)	—	(6,300)
Deferred financing costs	—	(2,927)	—	—	—	(2,927)
Capital contribution	32,300	32,300	—	—	(32,300)	32,300
Payment of dividends	(50,000)	(50,000)	—	—	50,000	(50,000)

Net cash (used in) provided by financing activities	(17,700)	101,373	344,369	(10,661)	(322,324)	95,057
Effect of exchange rate changes on cash	—	—	—	(234)	—	(234)
Net increase in cash	—	(239,476)	(10,524)	(1,098)	—	(251,098)
Cash:
Beginning of period	—	248,908	8,291	4,706	—	261,905

End of period	$—	$9,432	$(2,233)	$3,608	$—	$10,807

Condensed Consolidating Statements of Cash Flows

For the Year ended December 31, 2013

(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$60,000	$(201)	$(227,146)	$8,471	$(60,000)	$(218,876)
Cash flows from investing activities:
Subscriber acquisition costs—company owned equipment	—	—	(342)	—	—	(342)
Capital expenditures	—	—	(8,917)	(56)	—	(8,973)
Proceeds from the sale of subsidiary	—	144,750	—	—	—	144,750
Investment in subsidiary	—	(254,394)	—	—	254,394	—
Proceeds from the sale of capital assets	—	—	306	—	—	306
Net cash used in acquisition	—	—	(4,272)	—	—	(4,272)
Change in restricted cash	—	—	(161)	—	—	(161)
Other assets	—	—	(9,648)	3	—	(9,645)

Net cash provided by (used in) investing activities	—	(109,644)	(23,034)	(53)	254,394	121,663
Cash flows from financing activities:
Proceeds from notes payable	—	457,250	—	—	—	457,250
Intercompany receivable	—	—	7,096	—	(7,096)	—
Intercompany payable	—	—	254,394	(7,096)	(247,298)	—
Borrowings from revolving line of credit	—	22,500	—	—	—	22,500
Repayments on revolving line of credit	—	(50,500)	—	—	—	(50,500)
Repayments of capital lease obligations	—	—	(7,207)	—	—	(7,207)
Deferred financing costs	—	(10,896)	—	—	—	(10,896)
Payment of dividends	(60,000)	(60,000)	—	—	60,000	(60,000)

Net cash (used in) provided by financing activities	(60,000)	358,354	254,283	(7,096)	(194,394)	351,147
Effect of exchange rate changes on cash	—	—	—	(119)	—	(119)

Net increase in cash	—	248,509	4,103	1,203	—	253,815
Cash:
Beginning of period	—	399	4,188	3,503	—	8,090

End of period	$—	$248,908	$8,291	$4,706	$—	$261,905

NOTE 20—RETROSPECTIVE ADOPTION OF ASU 2015-03

As discussed in Note 2, “Significant Accounting Policies,” ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result of the retrospective adoption of ASU 2015-03 effective January 1, 2016, deferred financing costs, net of approximately $40.2 million and $48.1 million previously classified as an asset within Deferred Financing Costs, net were reclassified to reduce the related debt liabilities within Notes Payable, net as of December 31, 2015 and 2014, respectively. Accordingly, the accompanying Consolidated Balance Sheets; Note 2, “Significant Accounting Policies”; Note 6, “Long-Term Debt”; Note 17, “Segment Reporting and Business Concentrations”; and Note 19, “Guarantor and Non-Guarantor Supplemental Financial Information” have been updated. Additionally, Note 21, “Subsequent Events” has been added. No other updates have been made to what was previously disclosed in the consolidated financial statements in the Company’s 2015 Form 10-K that was filed with the Securities Exchange Commission on March 10, 2016 other than the above mentioned updates and updates to our Report of Independent Registered Accounting Firm to reflect a dual dated opinion as a result of these updates.

NOTE 21—SUBSEQUENT EVENTS

On April 25, 2016, APX Parent Holdco, Inc. (“Parent”), a parent company of the Company, completed the issuance and sale to certain investors of a series of preferred stock in a private placement exempt from registration under the Securities Act. On April 29, 2016, Parent contributed the net proceeds of $69.8 million from such issuance and sale to the Company as an equity contribution.

On May 26, 2016, APX Group, Inc. (the “Issuer”), a wholly-owned subsidiary of the Company, issued $500.0 million aggregate principal amount of 7.875% senior secured notes due 2022 (the “outstanding 2022 notes”), pursuant to an indenture dated as of May 26, 2016 among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. The outstanding 2022 notes will mature on December 1, 2022, or on such earlier date when any outstanding pari passu lien indebtedness matures as a result of the operation of any “Springing Maturity” provision set forth in the agreements governing such pari passu lien indebtedness. The outstanding 2022 notes are secured, on a pari passu basis, by the collateral securing obligations under the notes and the revolving credit facilities, in all cases, subject to certain exceptions and permitted liens. The Issuer used a portion of the net proceeds from the offering of the outstanding 2022 notes to repurchase approximately $235 million aggregate principal amount of its outstanding 6.375% Senior Secured Notes due 2019 and 8.875% Senior Secured Notes due 2022 in privately negotiated transactions and repay borrowings under its existing revolving credit facility.